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Interland, Inc.

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FOR IMMEDIATE RELEASE

Micron Electronics Investor Relationss: Steve Laney 208-893-3033	Interland Investor Relations: Nancy deJonge 404-557-2612
Micron Electronics Media Relations: Barbara Gibson 415-269-2931	Interland Media Relations: Sara Stutzenstein 404-720-3738

Micron Electronics Moves To Complete Transformation With Acquisition Of Interland And Plans To Sell Non-Hosting Businesses

Combination of HostPro and Interland Creates Leading Provider of Business-
Class Web Hosting Solutions in the Small and Medium Enterprise Market

        BOISE, Idaho, and ATLANTA, March 23, 2001 -- Micron Electronics, Inc. (Nasdaq: MUEI) and Interland, Inc. (Nasdaq: ILND) today announced that the boards of directors for both companies have approved a definitive merger agreement. The combination of Interland and Micron Electronics’ web hosting subsidiary, HostPro, creates a leading provider of business-class hosting solutions to the small and medium enterprise (SME) market, with the broadest portfolio of managed hosting and value-added services in the industry.

         Micron Electronics also announced plans to sell its non-hosting businesses, Micronpc.com and SpecTek.

        The combined hosting company will be named Interland, and will be headquartered in Atlanta. Together, the companies currently have six data centers, 112,000 customers, and more than 227,000 paid hosted Web sites.

        “Today’s announcement marks a major step toward completion of a process we began more than two years ago to transform Micron Electronics from a traditional PC manufacturer to an Internet-centric computing company with hosting as a core strategic business,” said Micron Electronics Chairman and Chief Executive Officer Joel J. Kocher. “Hosting will serve as the foundation for many opportunities as SMEs increasingly outsource IT. This merger strategically positions us to take advantage of all the aspects of the Third Wave of computing, as the real power of computing moves from the desktop to the network.”

        Interland Chief Executive Officer, Ken Gavranovic, said, “Combining forces with HostPro is clearly a win for both companies, securing our spot among the leaders moving forward, as consolidation in the hosting market continues to take flight. We will now have the necessary financial means to execute our strategy with a fully funded business model as well as additional cash resources -- a rare find among most hosting providers today. Together, we can deliver a wide range of e-business processes to SMEs through one of the most diversified and expanded portfolios of managed hosting and value-added services in the industry.”

Merger Terms

        The transaction will be accounted for under purchase accounting, and will be tax-free to Interland’s shareholders. Under the agreement, Micron Electronics will acquire Interland in an all-stock deal giving Interland shareholders approximately a 30% interest in the new company, subject to adjustment at closing under certain circumstances. Based on the closing price of Micron Electronics stock on March 22, 2000, the deal is valued at approximately $130 million.

Merger Synergies

        Management expects pro forma revenues for fiscal year 2002 (ending August 31, 2002) of $160 million to $180 million. The companies expect to realize approximately $20 million to $30 million in total cost synergies in the first year. And management intends to reach EBITDA breakeven by the second quarter of fiscal year 2002, and cash flow positive three quarters later.

The HostPro/Interland combination will:

  Provide the most complete portfolio of hosting services in the industry, with the most hosted collaboration applications, database server and e-commerce applications, data transfer, email communications services, server extensions and professional services across the board.

  Have more managed dedicated customer accounts than any other hosting provider.

  Be the third largest hosting company in the U.S. based on number of hosted Web sites.

  Provide business-class hosting services to more small and medium business customers, through both direct and partner channels, than any hosting company in the world.

Management

        The merged company will be led by a management team consisting of top executives from Micron Electronics and Interland. Upon completion of the merger, Kocher will become chairman and chief executive officer of the new company, and Gavranovic will become vice chairman.

        The board of directors of the combined company will have eight members, three from Micron Electronics’ current board, two Micron Technology representatives, two Interland representatives, and one new member selected jointly by Micron Electronics and Interland.

Approval Process

        The merger is subject to the approvals of Micron Electronics and Interland shareholders, as well as Hart Scott Rodino and SEC review. The companies anticipate that the merger will close in the summer of 2001.

CIBC World Markets Corp. acted as financial advisor to Micron Electronics. Bear, Stearns & Co., Inc., acted as financial advisor to Interland.

Micron Electronics to Sell Non-Hosting Businesses

        Micron Electronics today unveiled plans to sell both its non-hosting businesses, positioning the company as a pure-play hosting company. “We’ve been in a transformation process for two years, and have discussed for some time our belief that our best opportunity for returning shareholder value is in our hosting business,” said Kocher. “With the recent drastic downturn in the economy and the PC industry, we have decided to focus our resources exclusively on growth opportunities in the hosting business.”

        As a result, the company announced it has signed a non-binding letter of intent to sell its PC business to a large, private, technology-equity- investment firm. The agreement, when completed, would provide the funding and resources required for MicronPC to become an even stronger solutions provider, according to Mike Adkins, MicronPC Direct Division President.

        “As Micron Electronics directs its corporate focus solely on its hosting business, the sale of the PC business gives MicronPC an opportunity to sharpen our focus as well,” said Adkins. “The MicronPC management team remains totally committed to providing the best products, services and support with customized solutions for our customers, and will do everything we can to vigorously compete in the marketplace.”

        Finally, Micron Electronics today announced that pursuant to the terms of its component recovery agreement with Micron Technology, Inc. (NYSE: MU), MTI has exercised its right to purchase the assets of SpecTek. The business will be transferred to MTI effective April 6. In addition, MTI will acquire certain real estate and intellectual property. The net result of the combined deal gives Micron Electronics approximately $42 million dollars after paying existing SpecTek profit sharing obligations to MTI.

About Micron Electronics

        Micron Electronics, Inc. (http://www.micronpc.com) is a leading Internet-centric computing company, providing award-winning computer products and services, Internet offerings, Web hosting and business-to-business e-commerce applications for the small- and medium-size business, government, education, and consumer markets. In addition to its direct business-to-business sales channel, Micron products are sold in partnership with leading retailers nationwide. Micron Electronics and its subsidiaries have $1.6 billion in fiscal 2000 revenues. The company is based in Nampa, Idaho.

About HostPro

        HostPro Inc., the Internet and Web hosting subsidiary of Micron Electronics, Inc., is an industry-leading provider of infrastructure, Web site and hosted software applications to small and medium businesses around the world. The company offers managed dedicated hosting solutions and a broad range of e-commerce, application hosting, connectivity solutions, and Web hosting products. With a world-class network infrastructure that includes data centers in Los Angeles; Seattle and Moses Lake, Wash.; Boca Raton, Fla.; and Boise, Idaho; HostPro manages more than 138,300 hosted Web sites and more than 72,350 customer accounts. More information about HostPro can be found at http://www.hostpro.com.

About Interland

        Interland, Inc. is a leader in providing managed Web hosting services for over 86,000 Web sites around the world. According to International Data Corporation (IDC), Interland is the sixth largest hosting company in terms of total customer accounts. As one of the leading hosting companies in the rapidly growing $24.8 billion hosting market, Interland provides a full spectrum of managed hosting services, including system monitoring and reporting, managed backup and recovery, and system administration services, as well as e-commerce solutions, Web design, and business applications hosting.

        Interland’s hosting services are based primarily on the Microsoft NT, Windows 2000 and Red Hat Linux operating systems, providing flexible options to its customers. In September 2000, the company was recognized for hosting the largest number of active Windows 2000 Web sites in the world. Interland has made a number of significant investments in technology for the benefit of its customers including: a Veritas backup and recovery system, Micromuse’s Netcool to manage the core network operations, BMC Patrol and Business Bridge. Strategic partners include Microsoft, VeriSign and Verizon.

        Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include the expected effects of the merger of Micron Electronics and Interland (such as the establishment of the combined company as a leading provider of web-hosting solutions and certain merger synergies and expected future operating results for the combined company), the timing of the expected closing of the merger and the planned sale of Micron Electronics’ non-hosting businesses. Actual results may differ materially from those contained in the forward-looking statements in this press release. Factors which could affect these forward-looking statements include but are not limited to: the ability to achieve expected operating efficiencies in connection with merger, risks associated with integrating newly acquired technologies and products and unanticipated costs of such integration, the ability of the combined company to expand its customer base as planned, general economic conditions, failure of the transaction to close due to the failure to obtain regulatory approvals, the failure of the stockholders of Micron Electronics or Interland to approve the merger, the impact of competition, quarterly fluctuations of operating results, customer acceptance of new products and services and new versions of existing products, the risk of delay in product development and release dates, risks of product returns, investments in new business opportunities, and the ability of Micron Electronics to reach a definitive agreement to sell its PC business. Certain of these and other risks associated with Micron Electronics’ business are discussed in more detail in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

WHERE YOU CAN FIND ADDITIONAL INFORMATION:

        Investors and security holders of both Micron Electronics and Interland are advised to read the prospectus/proxy statement regarding the merger, when it becomes available, because it will contain important information. Micron Electronics and Interland expect to mail a prospectus/proxy statement about the merger to their respective stockholders. Such proxy statement/prospectus will be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the prospectus/proxy statement (when available) as well as the annual report, quarterly reports, current reports and other documents filed by the companies at the Securities and Exchange Commission’s web sit at http://www.sec.gov . The prospectus/proxy statement and such other documents may also be obtained free of charge from Micron Electronics or Interland.

        Micron Electronics and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Micron Electronics and Interland with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Micron Electronics’ Proxy Statement for its 2000 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on October 26, 2000, and a description of any interests that they have in the merger will be available in the prospectus/proxy statement. The Proxy Statement for the 2000 Annual Meeting is, and the prospectus/proxy statement will be, available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Micron Electronics.

        Interland and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Micron Electronics and Interland with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors is included in Interland’s Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on March 15, 2000, as amended from time to time thereafter, and a description of any interests that they have in the merger will be available in the prospectus/proxy statement. The Registration Statement on Form S-1, as amended, is, and the prospectus/proxy statement will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Interland.

A press/analyst conference will be held to discuss the announcement, Friday, March 23, 9:00 a.m. EST.

Live Dial-In Information: 312-470-7074, Passcode: micron

A live audio webcast also is available via Yahoo!broadcast.com http://www.nasdaq.com (symbol “MUEI”).